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                                                                 EXHIBIT 10.4.1

                                   Schedule 1

                            List of Other Agreements

1. Lease Agreement for the Plant.

2. Equipment Lease Agreement for Seller's equipment located at the Plant.

3. Lease Override Agreement for additional payments to be made by Buyer to Seller.

4. License Agreement for Buyer to license the use of permits, licenses, recipes and other intangible assets of Seller that are in use at the Plant.

5. Non-Branded Inventory Sales Agreement.

6. EBITDA Overview Committee Agreement.

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EXHIBITS

EXHIBIT A - Product Descriptions/Specifications

EXHIBIT B - List of Raw Materials, Packaging Materials

EXHIBIT C - Pricing

EXHIBIT D - Production Schedule, Annual Plan

EXHIBIT E - Warehousing and Distribution Terms





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                                   EXHIBIT A


                      PRODUCT DESCRIPTIONS/SPECIFICATIONS


























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                                   EXHIBIT B

                                 RAW MATERIALS


    HFDC will supply the following raw materials based on calculations set forth in Attachment 1.


                                   PACKAGING

    Packaging materials will include corrugate tray/box and shrinkwrap as required in the shipping of canned product.




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                                   EXHIBIT E

                                  HFDC-STOKES

                  WAREHOUSING, DISTRIBUTION AND HANDLING TERMS

1. Basic pricing in Exhibit C includes a holding period of thirty (30) days, including ten (10) days for incubation and includes shipping labor.

2.      If HFDC produces Product based upon pack plan and storage exceeds thirty
        (30) days because of STOKES' shipping schedule, extra storage cost is to be billed to STOKES at $.033 per case in full pallet quantities per month. Any product placed into inventory from the first of the month through the fifteenth of the month shall be charged a full month's storage charge for that month. Any Product placed into inventory from the sixteenth of the month through the end of the month shall be charged one-half the normal storage rate for that month.

3. Other services shall be billed by HFDC to STOKES based upon pre-agreed rates for each such services. This would include, but not be limited to, special packs, products rework, returns from customers, modular displays, etc.

4. All charges for warehousing, handling and other special services shall be invoiced on the last day of each month during which charges were incurred and shall be paid by STOKES within thirty (30) days from the date of invoice.

5. STOKES may warehouse and distribute products not produced by HFDC at the Denver Facility with prior approval. There will be a one-time, in-and-out charge of $.05 per 12-pack (15 oz.) equivalent case, which includes thirty (30) days storage, after which the standard warehousing charges will apply at $0.33 per 12-pack (15 oz.) equivalent case, per month, as described in (2). Any Product placed into inventory from the first of the month through the fifteenth of the month shall be charged a full month's storage charge for that month. Any Product placed into inventory from the sixteenth of the month through the end of the month shall be charged one-half the normal storage rate for that month.


STOKES CO-PACK

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